Exhibit 10.3

TAX RECEIVABLE AGREEMENT

among

ANDERSEN GROUP INC.,

AT UMBRELLA LLC,

and

ANDERSEN AGGREGATOR LLC

Dated as of December 16, 2025

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of December 16, 2025, is hereby entered into by and among Andersen Group Inc., a Delaware corporation (the “Corporate Taxpayer”), AT Umbrella LLC, a Delaware limited liability company (“OpCo”), and each of the TRA Parties (as defined below) from time to time party hereto, and each of the successors and assigns hereto.

WHEREAS, OpCo is treated as a partnership for U.S. federal income tax purposes and the Corporate Taxpayer is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, Andersen Aggregator LLC, a Delaware limited liability company (“Aggregator”), holds, and certain future TRA Parties (as defined below) may hold from time to time, Class X Umbrella Units in OpCo (the “Units”), and following certain reorganization transactions, the Corporate Taxpayer will be the managing member of OpCo and will hold, directly and/or indirectly, the Units;

WHEREAS, on and after the date hereof, pursuant to Section 10.01 of the LLC Agreement (as defined below), each TRA Party has the right, in its sole discretion, from time to time to require OpCo to redeem (a “Redemption”) all or a portion of such TRA Party’s Units (upon the occurrence of which a corresponding portion of such TRA Party’s shares of Class B Common Stock will be cancelled) for shares of Class A Common Stock or, at the Corporate Taxpayer’s option, cash; provided that, pursuant to Section 10.03 of the LLC Agreement and at the election of the Corporate Taxpayer, the Corporate Taxpayer may effect a direct exchange (a “Direct Exchange,” and together with a Redemption, an “Exchange”) of such cash or shares of Class A Common Stock for such Units (and cancellation of the corresponding portion of such shares of Class B Common Stock);

WHEREAS, OpCo and each of its direct and indirect subsidiaries, if any, treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which elections are intended generally to result in an adjustment to the Tax (as defined below) basis of the assets owned by OpCo (solely with respect to the Corporate Taxpayer) at the time of an Exchange (such time, the “Exchange Date”) by reason of the Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by (i) the Basis Adjustments (as defined below) and (ii) Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the actual liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (including, for the avoidance of doubt, any such Taxes imposed on OpCo under Section 6225 of the Code or similar provision of state and local tax law, as applicable, that are allocable to the Corporate Taxpayer), for such Taxable Year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Attributable” means, with respect to any Attributable TRA Party, the portion of any Realized Tax Benefit that is “attributable” to such Attributable TRA Party, which shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset or Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset resulting from an Exchange is Attributable to the Attributable TRA Party to the extent of an amount that bears the same ratio to such Realized Tax Benefit as all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Attributable TRA Party bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Attributable TRA Parties (in each case, other than with respect to the portion of the Basis Adjustment described in clause (ii) below).

(ii) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset resulting from a payment hereunder is Attributable to the Attributable TRA Party that receives such payment.

(iii) A portion of any Realized Tax Benefit arising from the disposition of a Reference Asset is Attributable to the Attributable TRA Party to the extent of an amount that bears the same ratio to such Realized Tax Benefit as all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) resulting from all Exchanges by the Attributable TRA Party with respect to such Reference Asset bears to the aggregate of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) with respect to such Reference Asset.

(iv) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Attributable

TRA Party to the extent corresponding to amounts that such TRA Party is required to include in income in respect of Imputed Interest (without regard to whether such TRA Party is actually subject to Tax thereon).

(v) A portion of any Realized Tax Benefit arising from a carryover or carryback of any Tax item is Attributable to such TRA Party to the extent such carryover or carryback is attributable to or available for use because of the prior use of the Basis Adjustments or Imputed Interest with respect to which a Realized Tax Benefit would be Attributable to such TRA Party pursuant to clauses (i)-(iv) above.

Portions of any Realized Tax Detriment shall be Attributed to the TRA Parties under principles similar to those described in clauses (i)-(v) above.

“Attributable TRA Party” means any TRA Party undertaking an Exchange as a result of which any portion of a Realized Tax Benefit may be payable under this Agreement.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732 and 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, OpCo remains in existence as an entity classified as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange and (ii) the payments made pursuant to the Tax Receivable Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by the Corporate Taxpayer in such jurisdiction for such Taxable Year, and (ii) the maximum applicable corporate or franchise Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of the Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate tax rates in effect in such states in such Taxable Year are 6% and 5%, respectively and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 5.6% (i.e., 6% times 60% plus 5% times 40%).

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” shall have the meaning ascribed to such term in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto (excluding (A) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (B) any TRA Party or any of such TRA Party’s Affiliates) becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) the following individuals cease to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions where either (A) except with respect to clause (ii) and clause (iii)(A) above, immediately following such transaction or series of integrated transactions the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions, (B) as to clause (ii) and clause (iii)(A) above, such change in the directors constituting the Board is approved by Aggregator, or (C) unless otherwise agreed by (1) the Board of Directors of Aggregator and (2) the Corporate Taxpayer, such transaction or series of integrated transactions occurs between (1) Aggregator or such person that is approved by the Board of Directors of Aggregator and (2) the Corporate Taxpayer.

“Class A Common Stock” means Class A common stock, $0.0001 par value per share, of the Corporate Taxpayer.

“Class B Common Stock” means Class B common stock, $0.0001 par value per share, of the Corporate Taxpayer.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of SOFR plus 300 basis points.

“Determination” means (i) a “determination” as defined in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax or (ii) the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5% per annum, compounded annually, and (ii) SOFR plus 300 basis points.

“Exchange” is defined in the recitals to this Agreement.

“Governmental Authority” has the meaning set forth in the LLC Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to U.S. federal income Taxes imposed on OpCo and allocable to the Corporate Taxpayer (including, for the avoidance of doubt, any such Taxes imposed on OpCo under Section 6225 of the Code or similar provision of state and local tax law, as applicable, that are allocable to the Corporate Taxpayer), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (w) using the Non-Stepped Up Tax Basis as reflected on the applicable Exchange Basis Schedule, including amendments thereto, for the Taxable Year, (x) excluding any deduction attributable to Imputed Interest for the Taxable Year, (y) deducting the Hypothetical Other Tax Liability (rather than any amount for state, local or foreign tax liabilities) for such Taxable Year and (z) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any of the Basis Adjustments or Imputed Interest, as applicable.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (y) thereof) multiplied by the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274, or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Common Stock of the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of AT Umbrella LLC, dated as of the date hereof and as amended from time to time.

“LTIP Unit” means an LTIP Unit of OpCo.

“Market Value” means the closing price of the Class A Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Class A Common Stock, or the fair market value of the other property delivered for Class A Common Stock, as determined by the Board in good faith.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxable

Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect subsidiaries, if any, treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representative” means Aggregator or a designee selected by Aggregator.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiary” shall have the meaning ascribed to such term in the LLC Agreement.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporate Taxpayer that is (i) treated as a corporation for U.S. federal income tax purposes and (ii) a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code with respect to which the Corporate Taxpayer is a member.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related thereto.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” means the parties hereto (other than the Corporate Taxpayer and OpCo) and each other person who from time to time executes a joinder in the form attached hereto as Exhibit A.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments (assuming, to the extent applicable, in calculating such deductions that the election under Section 168(k)(7) of the Code is made with respect to any actual or deemed Basis Adjustment arising from an Exchange made in the Taxable Year that includes the Early Termination Date or deemed to be made on the Early Termination Date pursuant to clause (vi) of this definition), and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (ii) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each Taxable Year will be those specified for such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law, (iii) any loss or credit carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of such Early Termination Date will be utilized by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date or, if there is no scheduled expiration date, the fifteenth (15th) anniversary of the generation of such loss or credit carryovers, (iv) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Basis Adjustment, (v) any Subsidiary Stock will be deemed never to be disposed of, (vi) outstanding LTIP Units shall be deemed to be converted to Class X Umbrella Units pursuant to the terms of the LLC Agreement as of the Early Termination Date, and (vii) if, at the Early Termination Date, there are Units that have not been Exchanged (including, for purposes of this clause (vii), LTIP Units deemed converted pursuant to clause (vi)), then each such Unit shall be deemed to be Exchanged for the product of (i) the Market Value of the Class A Common Stock on the Early Termination Date and (ii) the number of shares of Class A Common Stock that would be transferred in respect of such Unit if the Exchange occurred on the Early Termination Date.

(b) Each of the following terms is defined in the Section set forth opposite such term:

AAA	7.03
Aggregator	Recitals
Agreement	Preamble
Amended Schedule	2.03(b)
Arbitration Notice Date	7.03
Corporate Taxpayer	Preamble
Code	Recitals
e-mail	7.01
Early Termination Effective Date	4.02
Early Termination Notice	4.02
Early Termination Payment	4.03(b)

Early Termination Schedule	4.02
Exchange Basis Schedule	2.01
Exchange Date	Recitals
Exercise Period	7.02(d)(ii)
Expert	7.06
Interest Amount	3.01(b)
Material Objection Notice	4.02
Net Tax Benefit	3.01(b)
Objection Notice	2.03(a)
Offered Price	7.02(d)(i)
Offered Terms	7.02(d)(i)
Offered TRA Interests	7.02(d)(i)
OpCo	Preamble
Proposed Transferee	7.02(d)(i)
Reconciliation Dispute	7.09
Reconciliation Procedures	2.03(a)
Right of First Refusal Closing	7.02(d)(iv)
Seller	7.02(d)
Senior Obligations	5.01
Tax Benefit Payment	3.01(b)
Tax Benefit Schedule	2.02(a)
the closing date of a Change of Control	4.04
TRA Interests	7.02(b)
Transfer Notice	7.02(d)(i)
Units	Recitals

(c) Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected by any TRA Party, the Corporate Taxpayer shall deliver to such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Exchanging party, (i) the Non-

Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of each Exchange effected in such Taxable Year and, if applicable, all prior Taxable Years, calculated (A) in the aggregate, and (B) solely with respect to Exchanges by such TRA Party, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02 Realized Tax Benefit and Realized Tax Detriment.

(a) Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which any Exchange has been effected by a TRA Party or which is subsequent to any Taxable Year in which any Exchange has been effected by a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment and the portion Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b) Applicable Principles.

(i) General. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to the Reference Assets for the Corporate Taxpayer and (B) have the effect of creating additional Basis Adjustments to the Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.02(b)(i) shall not be required to apply to payments hereunder to a TRA Party in respect of a Section 734(b) Exchange by such TRA Party. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) a TRA Party that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the TRA Party that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (i) deliver to such TRA Party schedules and work papers, as determined by the Corporate Taxpayer or reasonably requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (ii) allow such TRA Party reasonable access to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such TRA Party the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, as well as any other work papers as determined by the Corporate Taxpayer or reasonably requested by such TRA Party, provided that the Corporate Taxpayer shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto shall become final and binding on the applicable TRA Party and the Corporate Taxpayer thirty (30) calendar days from the first date on which the TRA Party has received the applicable Schedule or amendment thereto unless such TRA Party (x) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (an “Objection Notice”) made in good faith or (y) provides a written waiver of such right of any Objection Notice within the period described in clause (x) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the applicable TRA Party and the Corporate Taxpayer for any reason are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the applicable TRA Party shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”), in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each relevant TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.03(a) or, if applicable, Section 7.09, (x) the Amended Schedule shall be taken into account in calculating the Cumulative Net

Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (y) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Within five (5) Business Days after the Tax Benefit Schedule with respect to a Taxable Year delivered to any TRA Party becomes final in accordance with Section 2.03(a), the Corporate Taxpayer shall pay to such TRA Party for such Taxable Year the Tax Benefit Payment in the amount determined pursuant to Section 3.01(b). Each such Tax Benefit Payment to a TRA Party shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including U.S. federal estimated income Tax payments. Notwithstanding any provision of this Agreement to the contrary, any TRA Party may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Party in respect of any such Exchange to a specified percentage of the amount equal to the sum of (i) the cash, excluding any Tax Benefit Payments, and (ii) the Market Value of the Class A Common Stock, in each case, received by such TRA Party on such Exchange (or such other limitation selected by the TRA Party and consented to by the Corporate Taxpayer, which consent shall not be unreasonably withheld). The TRA Party shall exercise its rights under the preceding sentence by notifying the Corporate Taxpayer in writing of its desire to impose such a limit and the specified percentage (or such other limitation selected by the TRA Party) and such other details as may be necessary (including whether such limit includes the Imputed Interest in respect of any such Exchange) in such manner and at such time (but in no event later than the date of any such Exchange) as reasonably directed by the Corporate Taxpayer; provided, however, that, in the absence of such direction, the TRA Party shall give such written notice in the same manner as is required by Section 7.01 of this Agreement contemporaneously with the TRA Party’s notice to the Corporate Taxpayer of the applicable Exchange.

(b) A “Tax Benefit Payment” means, with respect to a TRA Party, an amount, not less than zero, equal to the sum of the amount of the Net Tax Benefit Attributable to such TRA Party and the related Interest Amount. For the avoidance of doubt, for U.S. federal and applicable state and local income tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in an Exchange, unless otherwise required by law. Subject to Section 3.03(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of Tax Benefit Payments previously made under this Section 3.01 (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that such TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the amount of the Net Tax Benefit Attributable to such TRA Party calculated at the Agreed Rate from the due date (without extensions) for filing the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for such Taxable Year until the earlier of (i) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (ii) the Payment Date of the applicable Tax Benefit Payment.

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer’s reduction in Tax liability as a result of the Basis Adjustments and Imputed Interest under this Agreement is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the Tax benefit for the Corporate Taxpayer shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation; provided, that for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments under this Agreement with respect to any Taxable Year, the operation of this Section 3.03(a) with respect to any prior Taxable Year shall be taken into account, it being the intention of the Corporate Taxpayer and the TRA Parties for each TRA Party to receive, in the aggregate, Tax Benefit Payments in proportion to the aggregate Net Tax Benefits Attributable to such TRA Party had this Section 3.03(a) never operated.

(b) After taking into account Section 3.03(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.01(a) of this Agreement (taking into account Section 3.03(a) and (b), but excluding payments attributable to Interest Amounts) in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.01(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer shall pay the amount of such TRA Party’s foregone payments to the other TRA Parties in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.01(a) of this Agreement (excluding payments attributable to Interest Amounts) in the amount it would have received if there had been no excess payment to such TRA Party.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement.

(a) Unless terminated earlier pursuant to Section 4.01(b) or Section 4.01(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any TRA Party retaining an interest in the Corporate Taxpayer or OpCo (or any successor thereto).

(b) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held (or previously held and Exchanged) by all TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate pursuant to this Section 4.01(b) upon the receipt of the Early Termination Payment by all TRA Parties; provided, further, that the Corporate Taxpayer may withdraw any notice to exercise its termination rights under this Section 4.01(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer in accordance with this Section 4.01(b), neither the TRA Parties nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporate Taxpayer and a TRA Party as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes the Early Termination Payment pursuant to this Section 4.01(b), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the relevant TRA Party or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any TRA Parties as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this Agreement when due to the extent the Corporate Taxpayer has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing OpCo or any other Subsidiaries to distribute or lend funds for such payment); provided that the interest provisions of Section 5.02 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by debt agreements to which the Corporate Taxpayer or any of its Subsidiaries is a party, in which case Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporate Taxpayer shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporate Taxpayer has, and to the extent the Corporate Taxpayer has, sufficient funds to make such payment, and the failure of the Corporate Taxpayer to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporate Taxpayer shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.02 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.01(b) above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such TRA Party. The Early Termination Schedule shall become final and binding on such TRA Party thirty (30) calendar days from the first date on which such TRA Party has received such Schedule or amendment thereto unless such TRA Party (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such thirty (30) calendar day date as modified, if at all, by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and such TRA Party, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the Reconciliation Procedures in which case such Early Termination Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures (and, for the sake of clarity, the Early Termination Effective Date shall remain the date calculated pursuant to the terms and conditions of the immediately prior sentence).

Section 4.03 Payment upon Early Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date (without extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, SOFR shall be SOFR as of the date of the Early Termination Notice.

Section 4.04 Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the term “the closing date of a Change of Control” in each place the term “Early Termination Date” appears. Such obligations shall include but not be limited to, (a) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (b) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any TRA Parties as due and payable but unpaid as of the date of the Change of Control, and (c) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the Change of Control. For the avoidance of doubt, Section 4.02 and Section 4.03 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.04, mutatis mutandis.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to any TRA Party under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.02 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the applicable TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable, subject to Section 4.01(c).

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify a TRA Party of, and keep such TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and shall provide to such TRA Party reasonable opportunity to provide information and other input (at such TRA Party’s own expense) to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of (but, for the avoidance of doubt such TRA Party may not control) any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. Any dispute as to required Tax or financial reporting shall be subject to Section 7.09.

Section 6.03 Cooperation. The Corporate Taxpayer and each TRA Party shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the applicable TRA Party for any reasonable third-party out-of-pocket costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Andersen Group Inc.

333 Bush Street

Suite 1700

San Francisco, California 94104

(415) 764-2700

Attn: CEO, Chief Legal Officer, and General Counsel

With copies (which shall not constitute notice) to:

Jay K. Hachigian

Richard R. Hesp

Jaime L. Narayan

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, California 94063

(650) 463-5335

Fax: (650) 618-3286

If to Aggregator, to the address, facsimile number or e-mail address specified for such party on the TRA Party Schedule to the LLC Agreement.

If to any transferee of Aggregator, to the address, facsimile number or e-mail address specified for such party on the signature page to such transferees joinder to this Agreement, in the form of Exhibit A.

If to any other TRA Party, to the address, facsimile number or e-mail address specified for such party on the Member Schedule to the LLC Agreement.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02 Binding Effect; Benefit; Assignment; Right of First Refusal.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(b) Subject to the Corporate Taxpayer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), a TRA Party may assign any of its rights, including the right to receive any Tax Benefit Payments under this Agreement (collectively, “TRA Interests”) to any Person as long as (i) such TRA Party shall have complied with Section 7.02(d) to the extent applicable to such TRA Party and (ii) such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form of Exhibit A, agreeing to become a “TRA Party” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a TRA Party’s TRA Interests shall be assignable by such TRA Party under the procedure in this Section 7.02(b) regardless of whether such TRA Party continues to hold any interests in OpCo or the Corporate Taxpayer or has fully transferred any such interests.

(c) OpCo shall have the power and authority (but not the obligation) to permit any Person who becomes a member of OpCo to execute and deliver a joinder to this Agreement promptly upon acquisition of Units by such Person, and such Person shall be treated as a “TRA Party” for all purposes of this Agreement; provided, unless otherwise agreed in writing by Aggregator, that if OpCo or the Corporate Taxpayer effects an Exchange in regards to any Units from a transferee of Units previously held by Aggregator as permitted in the LLC Agreement, OpCo shall have the obligation to permit such transferee to execute and deliver a joinder to this Agreement and thereby become a TRA Party.

(d) Before a TRA Party (other than Aggregator) (such TRA Party, “Seller”) may transfer any TRA Interests to any Person, in addition to any other requirements set forth in this Agreement (including as set forth in Section 7.02(b)), Seller must comply with the following:

(i) Prior to Seller transferring any of its TRA Interests to any Person, Seller shall deliver to Aggregator a written notice (the “Transfer Notice”) stating: (A) Seller’s bona fide intention to transfer such TRA Interests; (B) the name, address, e-mail and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (C) a description of Seller’s TRA Interests (or portion thereof) proposed to be transferred to each Proposed Transferee (the “Offered TRA Interests”); (D) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to transfer the Offered TRA Interests (the “Offered Price”); and (E) any other material terms and conditions of such proposed transfer (the “Offered Terms”).

(ii) For a period of thirty (30) days (the “Exercise Period”) after the date on which the Transfer Notice is, pursuant to Section 7.01, deemed to have been delivered to Aggregator, Aggregator shall have the right to purchase all or any portion of the Offered TRA Interests on the terms and conditions set forth in this Section 7.02(d). In order to exercise its right hereunder, Aggregator must deliver written notice of its election to purchase to Seller within the Exercise Period. If no such written notice is given within the Exercise Period, Aggregator shall be deemed to have elected not to purchase the Offered TRA Interests.

(iii) The purchase price for the Offered TRA Interests to be purchased by Aggregator exercising its Right of First Refusal under this TRA Agreement will be the Offered Price, and will be payable as set forth in Section 7.02(d)(v). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon Aggregator and Seller, absent fraud or manifest error.

(iv) Subject to compliance with applicable state and federal securities laws, Aggregator and Seller shall effect the purchase and sale of all or any portion of the Offered TRA Interests, including the payment of the purchase price, within ten (10) days after the expiration of the Exercise Period or as promptly as otherwise practicable thereafter (the “Right of First Refusal Closing”). Payment of the purchase price will be made by wire transfer to a bank account designated by Seller in writing to Aggregator at least three (3) days prior to the Right of First Refusal Closing. At such Right of First Refusal Closing, Seller shall deliver to Aggregator, among other things, such documents and instruments of conveyance as may be necessary in the reasonable opinion of counsel to Aggregator to effect the transfer of such Offered TRA Interests.

If any of the Offered TRA Interests remain available after the exercise, if any, of Aggregator’s Right of First Refusal, then Seller shall be free to transfer, subject to the general conditions to transfer set forth in Section 7.02(b), any such remaining Offered TRA Interests to the Proposed Transferee at the Offered Price and under the Offered Terms set forth in the Transfer Notice; provided, however, that if the Offered TRA Interests are not so transferred during the sixty (60) day period following the delivery of the Transfer Notice, then Seller may not transfer any of such remaining Offered TRA Interests without complying again in full with the provisions of this Agreement.

Section 7.03 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.09, any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with this Agreement, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision (a “Dispute”), shall be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).

(b) The arbitration shall be conducted in San Francisco, California unless, within thirty (30) days after the initial notice of a party of its intention to commence arbitration (the “Arbitration Notice Date”), the parties agree on another location.

(c) The arbitration shall be conducted by three (3) arbitrators. Each party to the dispute, controversy or claim shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within forty-five (45) days of the Arbitration Notice Date. The two (2) party-appointed arbitrators shall jointly agree upon and appoint a third arbitrator who shall be knowledgeable with regard to the type of issues in dispute and who shall serve as the chairperson of the arbitral panel. The party arbitrators shall obtain the chairperson’s acceptance of such appointment and notify the parties in writing of said appointment and acceptance within thirty (30) days after their appointment and acceptance as party arbitrators. If the two (2) party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they shall so notify the parties in writing. Upon such notice, one or both of the parties may request in writing that the chairperson be appointed by AAA in accordance with the AAA Rules. The AAA shall notify the parties in writing of the appointment and acceptance of the chairperson within twenty-one (21) days of receiving such request.

(d) The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need.

(e) All decisions, rulings, and awards of the arbitral panel shall be made pursuant to majority vote of the three arbitrators. The award shall be in accordance with the applicable law, shall be in writing, and shall state the reasons upon which it is based. The arbitrators shall have no power to modify or abridge the terms of this Agreement. The arbitrators shall have no power to award, and the parties hereby waive any claim to, damages (including punitive or exemplary damages) in excess of compensatory damages.

(f) Costs incurred in the arbitration proceeding, including attorneys’ fees and expenses, shall be borne in the manner determined by the arbitral panel.

(g) Subject to this Section 7.03(g) and Section 7.03(h), the parties agree to renounce all recourse to litigation with regard to matters covered by this Agreement to the extent not inconsistent with applicable law. The award of the arbitrators shall be final, and judgment on the award may be entered by any court having jurisdiction to do so.

(h) Nothing in this Agreement shall prevent the parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

(i) Unless otherwise agreed by the parties or required by law, the parties, the arbitrators, any consultants retained by the arbitrators, and AAA shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Section 7.03.

Section 7.04 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 7.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.07 Amendment. No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by the Corporate Taxpayer and by Aggregator or its designee; provided, that no such amendment or waiver shall be effective if such amendment or waiver will have a materially disproportionate adverse effect on the payments certain Persons entitled to receive Early Termination Payments will or may receive under the Tax Receivable Agreement relative to other Persons entitled to receive Early Termination Payments, unless such disproportionately affected Persons entitled to receive a majority of the Early Termination Payments of all such disproportionately affected Persons consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 7.09 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01(b), 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such TRA Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.03 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer, except as provided in the next sentence. The Corporate Taxpayer and such TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts such TRA Party’s position, in which case the Corporate Taxpayer shall reimburse such TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporate Taxpayer’s position, in which case such TRA Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and such TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. law; provided, however, that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall use commercially reasonable efforts to notify each applicable TRA Party and shall reasonably cooperate therewith regarding the basis for such deduction or withholding and in obtaining any available exemption or reduction of, or otherwise minimizing, to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Party. Prior to the date of any payment under this Agreement and from time to time as reasonably requested by the Corporate Taxpayer, each TRA Party shall promptly provide the Corporate Taxpayer with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality. Section 13.11 (Confidentiality) of the LLC Agreement as of the date of this Agreement shall apply to any information of the Corporate Taxpayer provided to the TRA Parties and their assignees pursuant to this Agreement.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such TRA Party or any direct or indirect owner of a TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner reasonably determined by such TRA Party; provided, that such amendment shall not result in an increase in payments under this Agreement to such TRA Party at any time as compared to the amounts and times of payments that would have been due to such TRA Party in the absence of such amendment.

Section 7.14 Tax Characterization and Elections. The parties intend that (A) each Direct Exchange shall give rise to Basis Adjustments, (B) each Redemption using Class A Common Stock or cash contributed to OpCo by the Corporate Taxpayer shall be treated as a direct purchase of Units from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code that shall give rise to Basis Adjustments and (C) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments. The Corporate Taxpayer will ensure that, on and after the date hereof and continuing through the term of this Agreement, OpCo and each of its direct and indirect subsidiaries that they control and that is treated as a partnership for U.S. federal income tax purposes (other than a subsidiary that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal income tax purposes) will have in effect an election under Section 754 of the Code.

Section 7.15 Partnership Agreement. To the extent this Agreement imposes obligations on OpCo or a member of OpCo, this Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporate Taxpayer, OpCo, and each TRA Party set forth below have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:	ANDERSEN GROUP INC.

	By:	/s/ Mark L. Vorsatz
	Name:	Mark L. Vorsatz
	Title:	Authorized Person
Address:

OPCO:	AT UMBRELLA LLC

	By:	/s/ Mark L. Vorsatz
	Name:	Mark L. Vorsatz
	Title:	Authorized Person
Address:

TRA PARTY:	ANDERSEN AGGREGATOR LLC

	By:	/s/ Mark L. Vorsatz
	Name:	Mark L. Vorsatz
	Title:	Authorized Person
Address:

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of ________, by and among Andersen Group Inc., a Delaware corporation (the “Corporate Taxpayer”), and ________ (“Permitted Transferee”).

WHEREAS, on ________, Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to ________ Units and the corresponding shares of Class B Common Stock that were previously, or may in the future be, Exchanged and are described in greater detail in the LLC Agreement (collectively, “Interests” and, together with all other interests hereinafter acquired by the Permitted Transferee from Transferor, the “Acquired Interests”) from ________ (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.02(b) of the Tax Receivable Agreement, dated as of ______________, 2025, by and among the Corporate Taxpayer and each TRA Party (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 7.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement.

Section 1.03 Representative. By executing this Joinder, Permitted Transferee shall be deemed to have irrevocably appointed Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such Permitted Transferee which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (a) execution of the documents and certificates required pursuant to this Agreement; (b) except to the extent provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (c) administration of the provisions of this Agreement; (d) any and all consents, waivers, amendments or modifications deemed by Representative to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (e) taking actions Representative is authorized to take pursuant to the other provisions of this Agreement; (f) negotiating and compromising, on behalf of Permitted Transferee, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement and executing, on behalf of Permitted Transferee, any settlement agreement, release or other document with respect to such dispute or remedy; and (g) engaging attorneys, accountants, agents or consultants on behalf of Permitted Transferee in connection with this Agreement and paying any fees related thereto on behalf of Permitted Transferee, subject to reimbursement by Permitted Transferee. Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

Section 1.04 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.05 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

PERMITTED TRANSFEREE:	[PERMITTED TRANSFEREE]

By:
Name:
Title:
Address: